                                                                          (a)(6)


                           Instructions to Employees
                           -------------------------


How Do I Exchange My Options?

If you're an eligible employee and have decided to participate in this program, below is a quick snapshot of what you need to do to get started. For more thorough instructions, and a full explanation of the program and associated risks, please refer to the "Offer to Exchange" document and other materials posted on this intranet site.

1) Read the Letter of Transmittal [link]. If you agree to its terms and
            ---------------------
conditions, provide the information required and your signature. To assist you in completing the Letter of Transmittal [link], your option information is
                  ---------------------
provided in the recent email that was sent to you from HR.

2) Using the information below, mail or fax (emails will not be accepted) the
                                                    --------
Letter of Transmittal [link] to Abarca Equity for receipt by October 12, 2001,
---------------------
at 5:00 PM Pacific Time. October 12, 2001 is the current expiration date of the offer; if EFI extends the expiration date, EFI will notify you via email and you will have until the new expiration date to complete and submit the Letter.

Note: Abarca will only accept paper delivery (includes faxes). If delivery is by mail, we recommend that you use certified mail with return receipt requested. If delivery is by fax, please keep a paper confirmation that the fax was sent. In all cases, allow sufficient time to ensure timely delivery.

Abarca Equity, Inc.
3856 Bay Center Place
Hayward, California
94545

Telephone: (800) 888-1688 or (510) 887-0300
Fax: (510) 732-9366)

3) If your tendered options are accepted and cancelled on October 12, 2001, the scheduled expiration date of the offer, you will be granted your new options on or promptly after April 15, 2002, which is the first trading day that is at least six months and one day after the date tendered options are expected to be accepted for exchange and cancelled.

4) Shortly after the cancellation of shares is complete, you will receive written confirmation of the options that were cancelled.

For additional information or assistance, please contact Beverly Rubin (EFI HR Director) at (650) 357-3108, or Tom Yamashita (EFI VP Human Resources) at (650) 357-4198.